  Exhibit 10.4

April 1, 2020

To:
Jared Rowe
From:
Sara Partin, Senior Vice President, Chief People Officer
Date:
April 1, 2020
Re:
Temporary Monthly Base Salary Reduction Program (“Compensation Reduction Program”)

In light of the financial impact of the corona virus pandemic on AutoWeb, Inc. (“Company”), the Company and you have agreed to a temporary reduction in your base monthly salary and your Travel and Housing Accommodation Monthly Allowance (as defined in the Employment Agreement (as defined below) as follows:

1. Reduction Period. Your base monthly salary and Travel and Housing Accommodation Allowance will be reduced by the Salary Reduction Percentage (as defined below) and the Housing Allowance Percentage (as defined below), respectively, for the calendar months April, May and June, 2020 (“Compensation Reduction Program Period”).

2. Amount of Reduction. The reductions are as follows:
(a)           Thirty percent (30%) of base monthly salary (“Salary Reduction Percentage”); and
(b)           One hundred percent (100%) of the Travel and Housing Accommodation Monthly Allowance (“Housing Allowance Percentage”).

3. No Impact on Other Compensation or Benefits. The temporary reduction in your base monthly salary will have no impact on any other components of your compensation or benefits, and all such compensation and benefits will continue to be determined based on your base monthly and base annual salary in effect immediately prior to the implementation of this Compensation Reduction Program (or based upon any higher amount as may be provided in the applicable plan, agreement or arrangement). Without limiting the generality of the foregoing:
(a) The temporary reduction in your base monthly salary will not impact or reduce your severance benefits under your Employment Agreement dated as of April 12, 2018, as amended by Amendment No. 1 to Employment Agreement dated as of August 26, 2019 (“Employment Agreement”). Your severance benefits under the Employment Agreement will continue to be determined based on your base annual salary in effect prior to the implementation of this Compensation Reduction Program.
(b) Your incentive compensation payout, if any, under the Company’s annual incentive compensation plan or any other incentive plan, contract or arrangement will be determined based on your base annual salary in accordance with the terms of the applicable plan, contract or arrangement without giving effect to this temporary reduction in base monthly salary.

4. Waiver of Good Reason Triggering of Severance Benefits Agreement. You agree to waive any right you may have under the Employment Agreement to terminate your employment with the Company for Good Reason under Section 1(n)(A) of the Employment Agreement as a result of this temporary reduction in your base monthly salary.

5. Make-Whole In the Event of a Change in Control. In the event that a Change in Control (as defined in the Employment Agreement) occurs during calendar year 2020, upon the occurrence of the Change in Control, the aggregate amount of any base monthly salary and Travel and Housing Accommodation Monthly Allowance that was subject to reduction under this Compensation Reduction Program shall be paid to you in one lump sum payment (less required applicable federal, state and local payroll deductions and withholdings) upon the occurrence of the Change in Control.

6. Termination of Program. The Company may elect at any time during the Compensation Reduction Program Period to terminate the temporary reduction in your base monthly salary and Travel and Housing Accommodation Monthly Allowance.

7. Employment At Will. As a reminder, your employment with the Company is at will, not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written document executed by both parties (which in the case of the Company, must be executed by the Company’s Chief People Officer or Chief Legal Officer) and that expressly negates the “at-will” employment status.

AutoWeb, Inc.

By: /s/ Sara Partin
        Sara Partin
        Senior Vice President, Chief People Officer

Accepted and Agreed:

/s/ Jared Rowe
Jared Rowe